
                                                                                                         EXHIBIT 12
                                                                                                         PAGE 1 OF 2

                                                THE UNITED ILLUMINATING COMPANY

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        (IN THOUSANDS)




                                                                       YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------------------------
                                                 1995            1996           1997             1998          1999
                                               --------        --------       --------         --------      ------
EARNINGS
     Net income                                $ 49,896        $ 39,045       $ 43,457         $ 45,072      $ 52,224
     Federal income taxes                        41,721          35,224         28,929           38,976        51,013
     State income taxes                          12,907           8,497          8,226           10,795        10,887
     Fixed charges                               83,994          80,097         78,016           67,871        57,915
                                                -------         -------        -------          -------       -------

     Earnings available for fixed charges      $188,518        $162,863       $158,628         $162,714      $172,039
                                               ========        ========       ========         ========      ========

FIXED CHARGES
     Interest on long-term debt                $ 63,431        $ 66,305       $ 63,063         $ 50,129      $ 42,104
     Other interest                              16,723           9,534         10,881           13,831        12,132
     One third of rental charges                  3,840           4,258          4,072            3,911         3,679
                                               --------        --------       --------         --------      --------

                                               $ 83,994        $ 80,097       $ 78,016         $ 67,871      $ 57,915
                                               ========        ========       ========         ========      ========

RATIO OF EARNINGS TO FIXED
   CHARGES                                         2.24            2.03           2.03             2.40          2.97
                                               ========        ========       ========         ========      ========



                                                                                                 EXHIBIT 12
                                                                                                 PAGE 2 OF 2

                                                THE UNITED ILLUMINATING COMPANY

                                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                            AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                         (IN THOUSANDS)




                                                                   YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------
                                                 1995          1996           1997           1998         1999
                                               --------      --------       --------       --------     ------
EARNINGS
     Net income                                $ 49,896      $ 39,045       $ 43,457       $ 45,072      $52,224
     Federal income taxes                        41,721        35,224         28,929         38,976       51,013
     State income taxes                          12,907         8,497          8,226         10,795       10,887
     Fixed charges                               83,994        80,097         78,016         67,871       57,915
                                                -------       -------        -------        -------      -------

    Earnings available for combined fixed
       charges and preferred stock
       dividend requirements                   $188,518      $162,863       $158,628       $162,714     $172,039
                                               ========      ========       ========       ========     ========

FIXED CHARGES AND PREFERRED
  STOCK DIVIDEND REQUIREMENTS
     Interest on long-term debt                $ 63,431      $ 66,305       $ 63,063       $ 50,129      $42,104
     Other interest                              16,723         9,534         10,881         13,831       12,132
     One third of rental charges                  3,840         4,258          4,072          3,911        3,679
     Preferred stock dividend requirements (1)    2,778           699            379            428          144
                                               --------      --------       --------       --------     --------
                                               $ 86,772      $ 80,796       $ 78,395       $ 68,299     $ 58,059
                                               ========      ========       ========       ========     ========

RATIO OF EARNINGS TO FIXED
   CHARGES AND PREFERRED
   STOCK DIVIDEND REQUIREMENTS                     2.17          2.02           2.02           2.38         2.96
                                               ========      ========       ========       ========     ========

------------

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.